Exhibit 5.1

Squire Patton Boggs (US) LLP
2550 M Street, NW
Washington, DC 20037

O	+1 202 457 6000
F	+1 202 457 6315
squirepattonboggs.com

March 7, 2018

Sterling Bancorp

400 Rella Boulevard

Montebello, NY 10901

Ladies and Gentlemen:

We have acted as counsel to Sterling Bancorp, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof relating to the proposed sale by the Company from time to time, in one or more series, of its (i) senior debt securities and subordinated debt securities (the “Debt Securities”), to be issued pursuant to a senior indenture and a subordinated indenture, respectively, in each case between the Company and a trustee (each an “Indenture” and, collectively, the “Indentures”); (ii) shares of common stock (the “Common Stock”); (iii) shares of preferred stock (the “Preferred Stock”); (iv) depositary shares (the “Depositary Shares”) representing fractional shares of Preferred Stock and evidenced by depositary receipts issued pursuant to a deposit agreement between the Company and a depositary (a “Deposit Agreement”); (v) warrants to purchase Debt Securities (the “Debt Warrants”), to be issued pursuant to a warrant agreement between the Company and a designated warrant agent (a “Debt Securities Warrant Agreement”); (vi) warrants to purchase equity securities of the Company (the “Equity Warrants”), to be issued pursuant to a warrant agreement between the Company and a designated warrant agent (an “Equity Securities Warrant Agreement”); (vii) purchase contracts requiring the holders thereof to purchase or sell Debt Securities, Preferred Stock, Common Stock or Depositary Shares (“Purchase Contracts”), to be issued pursuant to a purchase contract agreement (the “Purchase Contract Agreement”); and (viii) units consisting of two or more of its securities, in any combination (the “Units”), to be issued pursuant to a unit agreement between the Company and a designated unit agent (a “Unit Agreement”).

The Debt Securities, Preferred Stock, Common Stock, Depositary Shares, Debt Warrants, Equity Warrants, Purchase Contracts and Units are hereinafter collectively referred to as the “Securities.” The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and any supplements thereto.

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We have examined such documents, including the resolutions of the Board of Directors of the Company (the “Board”) adopted on March 5, 2018 (the “Resolutions”), and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of our opinion set forth below.  In such examination and in rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the accuracy and completeness of all documents submitted to us, and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in each form incorporated by reference as exhibits to the Registration Statement.

Based on the foregoing, we are of the opinion that:

1.                When the specific terms of a series of Debt Securities have been specified in an Indenture, or a supplemental indenture or an Officer’s Certificate, which has been executed and delivered to the trustee by an authorized officer or authorized officers, such series of Debt Securities will have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in the Indentures and delivered against payment therefor and as specified by an authorized officer, or when issued upon valid exercise of Debt Securities that have been duly authorized by all requisite corporate action and validly issued, will constitute valid and binding obligations of the Company, enforceable in accordance with the terms of such series.

2.                When the specific terms of a series of Preferred Stock have been specified in a certificate of designation duly adopted by the Board or a duly authorized committee thereof, and such certificate of designation has been duly filed with the Secretary of State of Delaware, such series of Preferred Stock will have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor as may be described in a supplement to the Prospectus, or when issued upon valid exercise of Equity Warrants that have been duly authorized by all requisite corporate action and validly issued, shares of such series of Preferred Stock will be validly issued, fully paid and nonassessable.

3.                Upon issuance, delivery and payment therefor as may be described in a supplement to the Prospectus, or when issued upon valid exercise of Equity Warrants that have been duly authorized by all requisite corporate action and validly issued, shares of Common Stock will be validly issued, fully paid and nonassessable.

4.                When the specific terms of a series of Depositary Shares have been specified in a Deposit Agreement, the Depositary Shares established in such Deposit Agreement will have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor as described in a supplement to the Prospectus, will be validly issued, fully paid and nonassessable.

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5.                When the specific terms of a series of Debt Warrants have been specified in a Debt Securities Warrant Agreement, the Debt Warrants established in such Debt Securities Warrant Agreement will have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in such Debt Securities Warrant Agreement and delivered against payment therefor pursuant to any terms that may be described in a supplement to the Prospectus, will constitute valid and binding obligations of the Company, enforceable in accordance with the terms of such Debt Warrants.

6.                When the specific terms of a series of Equity Warrants have been specified in an Equity Securities Warrant Agreement, the Equity Warrants established in such Equity Securities Warrant Agreement will have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in such Warrant Agreement and delivered against payment therefor pursuant to the terms described in a supplement to the Prospectus, will constitute valid and binding obligations of the Company, enforceable in accordance with the terms of such Equity Warrants.

7.                When the specific terms of a series of Purchase Contracts have been specified in a Purchase Contract Agreement, the Purchase Contracts established in such Purchase Contract Agreement will have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in such Purchase Contract Agreement and delivered against payment therefor pursuant to the terms described in a supplement to the Prospectus, will constitute valid and binding obligations of the Company, enforceable in accordance with the terms of such Purchase Contracts.

8.                When the specific terms of a series of Units have been specified in a Unit Agreement, the Units established in such Unit Agreement will have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in such Unit Agreement and delivered against payment therefor pursuant to the terms described in a supplement to the Prospectus, will constitute valid and binding obligations of the Company, enforceable in accordance with the terms of such Units.

The opinions set forth above are subject to the following qualifications and exceptions:

(a)              Our opinions in paragraphs 1, 5, 6, 7 and 8 above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors’ rights, (ii) the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law) and (iii) insofar as they relate to indemnification provisions, the effect of federal and state securities laws and public policy relating thereto.

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(b)              In rendering the opinions set forth above, we have assumed that, at the time of the authentication and delivery of a series of Securities, the Resolutions referred to above will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Securities, the Registration Statement will have been declared effective by the Commission and will continue to be effective, none of the particular terms of a series of Securities will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

(c)              As of the date of this opinion, a judgment for money in an action based on a debt security denominated in a foreign currency or currency unit in a federal or State court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion into United States dollars of the foreign currency or currency unit in which a particular debt security is denominated will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a debt security would be required to render such judgment in the foreign currency or currency unit in which such debt security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

Our opinions expressed above are limited to the laws of the State of New York, the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws) and the federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of Securities” contained in the Prospectus included therein. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP

Squire Patton Boggs (US) LLP

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